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                                                                      EXHIBIT 99




                     [United States Department of Commerce]
                                  [Letterhead]





                                October 14, 1998




Mr. Rex Tapp
President and Chief Executive Officer
OIS Optical Imaging Systems, Inc.
47050 Five Mile Road
Northville, MI 48167

Dear Mr. Tapp:

          This is in reference to the Directive (SIES Case No. X-41242) issued by the U.S. Department of Commerce (the "Department") to OIS Optical Imaging Systems, Inc. ("OIS") on September 28, 1998 (the "Directive").

          The Department is interested in seeing the 108,000 square foot manufacturing and office facility of OIS located in Northville Township, Michigan (the "OIS Facility") preserved as a manufacturing source of flat panel display and sensor products.

          In furtherance of this interest, Department hereby enters into the following agreement with OIS (the "Agreement"):

     1. Term. The term of this Agreement will commence as of the date OIS countersigns this letter and will continue until 5:00 pm Eastern Standard Time on November 14, 1998 (the "Term"), unless extended by mutual agreement of the parties.

     2. No Liquidation. During the Term of this Agreement, OIS shall not transfer ownership and shall retain possession of the land, building, fixtures, fittings, machinery, equipment, masks and tooling, buildings, computers, furniture and other tangible assets comprising, and hereinafter collectively referred to as, the OIS Facility, without the prior written consent of the Department. In addition, OIS will take commercially reasonable steps to maintain the OIS Facility (including the actions set forth in the enclosed Attachment 1 to this Agreement), including all equipment and assets owned by the U.S. Government, in the same order and condition as at the Effective Date, ordinary wear and tear excepted. Further, OIS shall not sell or



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provide any finished product, or any work-in-progress or materials necessary to the completion of finished product, to any other party if the finished product, work-in-progress, or materials could be used to meet the requirements of any customer who claims to have placed a rated order with OIS as listed in the enclosure to the Directive, without the prior written consent of the Department.

     3. Access. During the Term of this Agreement, OIS will provide prospective buyers of the OIS Facility with reasonable access to the OIS Facility, current OIS employees and OIS books and records for inspection or interviews as necessary for the performance of due diligence. Upon request, OIS will provide prospective buyers with reasonable assistance to identify, contact and negotiate employment agreements with former employees of OIS.

     4. No Enforcement of the Directive. During the Term of this Agreement, the Department will not initiate action to enforce the Directive. OIS admits no wrongdoing and reserves all of its rights with respect to the Directive. The Department specifically reserves the right, however, to otherwise take any official action authorized by law or regulation, including without limitation the right to inspect, audit, and require production of records or information from OIS.

     5. Entire Agreement. This Agreement, including the enclosed attachment, constitutes the entire and complete agreement between the Department and OIS, and except for the agreement to conduct and conclude an inspection of OIS pursuant to the Inspection Authorization dated October 1, 1998, supersedes any prior understandings, agreements, or representations by or between the Department and OIS, written or oral, regarding the subject matter hereof. This Agreement shall not be modified except in a writing signed by authorized representatives of the Department and OIS.




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          Please sign and date the enclosed copy of this letter in the spaces provided below to confirm our mutual understandings and agreement as set forth in this letter and return a fully signed copy to the undersigned.

Office of Strategic Industries and Economic Security

By: /s/ Richard V. Meyers                    Concur: /s/ William J. Denk
    -------------------------                        ---------------------------
    Richard V. Meyers                                William Denk
    DPAS Program Manager                             Director
                                                     Defense Programs Division

OIS HEREBY ACKNOWLEDGES AND AGREES TO THIS AGREEMENT.

OIS Optical Imaging Systems, Inc.

By:   /s/ Rex Tapp
      ------------------
      Rex Tapp
      President and CEO

Date:  October 14, 1998


Enclosure